HENNESSY FUNDS TRUST 485BPOS

Exhibit 99(o)(5)

SPARX Asset Management Co., Ltd.

Code of Ethics

Table of Contents

Page

SPARX Asset Management Co., Ltd.	1
I. GENERAL PERSONAL CONDUCT	1
II. PERSONAL TRADING	2
A. General Provisions	2
B. Scope of Personal Trading Restrictions	3
C. Exempt Securities and Exempt Transactions	3
D. Pre-clearance of Personal Securities Transactions	4
E. Approval of Personal Securities Transactions	4
F. Initial Public Offerings and Limited Offerings	4
G. Short-Term Trading Profits	4
H. Trading Restriction in Open-End Mutual Funds	4
I. Trading SPARX Group Co., Ltd. Stock	5
J. Reporting and Certification under Rule 204A-1 and Rule 17j-1	5
i. “Reportable Securities”	5
ii. Initial Reporting and Certification for New Employees	5
iii. Quarterly Transactional Reporting for Non-Designated Broker Account(s)	5
iv. Annual Reporting and Certification	5
K. Remedial Actions	6
L. Blackout Periods	6
M. Duty of Confidentiality	6
III. ADDITIONAL PERSONAL COMPLIANCE ISSUES	6
A. Insider Trading	6
B. Gift and Entertainment Policy	6
C. Confidential Client Information	7
D. Outside Employment / Board of Director Service	7
E. Use and Disclosure of Information Concerning our Assets Under Management	7
IV. REPORTING VIOLATIONS AND SANCTIONS	8
V. WHISTLEBLOWER PROTECTION	8
VI. RECORD RETENTION	8

I.	GENERAL PERSONAL CONDUCT

SPARX Group Co., Ltd.1 (“SPARX Group”) was founded with a vision to “become the most trusted and respected investment company in the world”. Our aim is to be a premier global company, recognized by investors worldwide for our fundamental principles and our passion for excellence and integrity. Our sense of fiduciary responsibilities to our clients must be given the highest of priorities within the entire SPARX Group. Although we have a dedicated team of compliance professionals, each and every employee is expected to embrace the spirit of best practices and is required to adhere to the global standards that apply to our business. All employees of SPARX Group are required to work in a manner that seeks to strengthen and fulfill our vision.

This Code of Ethics (the “Code”) establishes rules of conduct for all SPARX employees (“SPARX employees” or “employees” includes all full time and part time employees of SPARX Asset Management Co., Ltd., a SPARX Group company (hereinafter the “Company” or “SPARX”), including directors, statutory auditors, executive officers, consultants, advisers and temporary workers).

SPARX is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an investment adviser. In addition to meeting Japanese regulatory requirements, the Code is designed to meet the requirements of Rule 204A-1 under the U.S. Investment Advisers Act of 1940 (the “Advisers Act”), which pertain to all SEC-registered investment advisers, and the requirements of Rule 17j-1 under the U.S. Investment Company Act of 1940 (the “Investment Company Act”), which pertain to investment advisers that advise or sub-advise investment companies registered under the Investment Company Act (each, a “U.S. Registered Fund”). Employees who are involved in activities related to SPARX’s U.S. clients are subject to the requirements of Rule 204A-1.2 Employees who are involved in activities related to SPARX’s clients that are U.S. Registered Funds are also subject to the requirements of Rule 17j-1.

The Code is based on the principle that we, as employees, owe a fiduciary duty to our clients. Accordingly, we must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our clients. Both SPARX and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that SPARX has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

In meeting its fiduciary responsibilities to its clients, SPARX expects every employee to demonstrate the highest standards of ethical conduct for continued employment with SPARX. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with SPARX. Our reputation for fair and honest dealing with our clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment.

1 SPARX Group Co., Ltd. is the Japan-based company and is publicly traded on the Prime Market of Tokyo Stock Exchange(TSE).

2 Employees who are subject to Rule 204A-1 are required, among other things, to comply with applicable U.S. federal securities laws, which include the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act (as defined above), the Investment Advisers Act (as defined above), Title V of the Gramm-Leach-Bliley Act, certain applicable Titles of the Wall Street Reform and Consumer Protection Act of 2010, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the U.S. Department of the Treasury.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for SPARX employees. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with Legal & Compliance. Legal & Compliance may grant exceptions to certain provisions contained in the Code only in those situations when it is clearly beyond dispute that the interests of our clients will not be adversely affected or compromised and applicable law is not violated. All questions arising in connection with personal securities trading should be resolved in favor of the client.

As employees of a financial services company, we must always be cognizant of our fiduciary duties to:

➢	Place the interests of our clients first. In other words, as a fiduciary we must scrupulously avoid serving our own personal interests ahead of the interests of our clients. We may not cause a client to take action, or not to take action, for our personal benefit or the benefit of SPARX rather than the benefit of the client.

➢	Conduct all of our personal securities transactions in full compliance with this Code. SPARX encourages you and your family to develop personal investment programs. However, you must not take any action in connection with your personal investments that could cause even the appearance of unfairness or impropriety. Accordingly, you must comply with the policies and procedures set forth in this Code. You must not engage in any personal securities transaction involving “frontrunning” or trading ahead of a client or any other SPARX transaction.

As noted above, employees who are involved in activities related to SPARX’s clients that are U.S. Registered Funds are subject to the requirements of Rule 17j-1. Under Rule 17j-1, such employee, in connection with the purchase or sale, directly or indirectly, by the employee of a security held or to be acquired by a U.S. Registered Fund, may not:

●	Employ any device, scheme or artifice to defraud the U.S. Registered Fund;

●	Make any untrue statement of a material fact to the U.S. Registered Fund or omit to state a material fact necessary in order to make the statements made to the U.S. Registered Fund, in light of the circumstances under which they are made, not misleading;

●	Engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the U.S. Registered Fund; or

●	Engage in any manipulative practice with respect to the U.S. Registered Fund.

Any questions pertaining to the Code of Ethics should be addressed to Legal & Compliance.

II.	PERSONAL TRADING

A.	General Provisions

SPARX employees may not engage in, or permit any other person or entity to engage in, any purchase or sale of any security of which you have, or by reason of the transaction will acquire, beneficial ownership, unless you have complied with the procedures set forth in the Code, the “SPARX Asset Management Co., Ltd. Compliance Manual (the “Compliance Manual”), and other policies and procedures of SPARX (hereinafter the “Policies and Procedures”).

The provisions of this Section II. apply to all accounts holding any securities over which SPARX employees have any beneficial ownership interest, which includes accounts held by immediate family members sharing the same household. It further covers accounts held by persons over whom SPARX employees exercise control and influence, to whom SPARX employees contribute material support, as well as any trust, private company or arrangement with another party in which the employee has an effective voice in investment decisions.

It may be possible in certain limited circumstances for SPARX employees to exclude accounts held personally or by immediate family members sharing the same household if the employee does not have any direct or indirect influence or control over the accounts. Employees should consult with the Legal & Compliance before excluding any accounts held by immediate family members sharing the same household.

Employees who open a new brokerage account will be required to report on such account by way of including it in “all accounts” in their Annual Listing of Securities Holdings (see J. iv, below).

B.	Scope of Personal Trading Restrictions

Certain categories of securities (“Non-Exempt Securities”) and certain categories of transactions (“Non-Exempt Transactions”) are subject to pre-clearance requirements and/or certain trading restrictions under the Policies and Procedures. Non-Exempt Securities and Non-Exempt Transactions include:

●	Any shares, bonds, bonds with warrants, bonds with share options, share option certificates, or exchangeable bonds, and other similar securities (other than the Exempted Securities defined blow).

●	Any mutual funds which are currently advised or sub-advised by a SPARX Group company.

●	All Hedge Funds, Private Funds, Fund of Funds or any other Private Security.

Please note that while there is no exact definition of the term “hedge fund”, they can generally be described as any unregistered, privately-offered, managed pool of capital for wealthy, financially sophisticated investors (for example, long-short funds, funds invested in derivatives, arbitrage, etc.)

●	Margin transactions (including hedge sale), futures transactions, option transactions, over-the-counter derivative transactions, transactions of options and warrants, and transactions similar thereto (including margin FX trading and CFDs), which are strictly prohibited.

C.	Exempt Securities and Exempt Transactions

Certain categories of securities (“Exempt Securities”) and transactions (“Exempt Transactions”) are not subject to pre-clearance requirements or certain trading restrictions under the Policies and Procedures. Exempt Securities and Exempt Transactions include, among others:

●	Securities issued by a government or an international organization (such as the World Bank), banker’s bills, CD’s and other cash equivalents (such as money market funds);

●	Publicly offered open and closed end mutual funds (whether U.S. or non-U.S.) not managed or advised (or sub-advised) by SPARX or an affiliated SPARX Group company;

●	Purchases of securities under dividend reinvestment plans;

●	Acquisitions or dispositions of securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of securities of which you have Beneficial Ownership;

For more detailed information, please refer to Legal & Compliance. In addition, other specific transactions may be exempted by Legal & Compliance based upon a determination that the transaction does not interfere or appear to interfere with making decisions in the best interest of our clients and does not violate applicable law. All requests to exempt a transaction must be in writing and forwarded to the Head of Legal & Compliance for approval prior to execution of the transaction.

D.	Pre-clearance of Personal Securities Transactions

All employees must pre-clear all personal securities transactions (a) in Non-Exempt Securities, (b) involving acquisition of a security in a Limited Offering or Initial Public Offering (as defined in Rule 204A-1) or (c) involving acquisition of interests in any hedge fund / private fund / private securities by submitting a completed Pre-clearance Request Form to Legal & Compliance.

E.	Approval of Personal Securities Transactions

Legal & Compliance will review all pre-clearance forms to ensure no conflict or appearance of conflict exists. Once Legal & Compliance is satisfied that no conflicts exist, approval will be granted. Approvals are effective only on the day approval has been granted. If the approved trade is not executed, a new preclearance form must be submitted and approval granted for you to execute the trade.

Pre-clearance for employees wishing to trade SPARX stock is good for two business days.

F.	Initial Public Offerings and Limited Offerings

No employee shall acquire any beneficial ownership in any securities in an Initial Public Offering or Limited Offering (as defined in Rule 204A-1) for his or her account, without the prior written approval of Legal & Compliance who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the employee’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

G.	Short-Term Trading Profits

Employees may not profit from the purchase and sale, or sale and purchase, within six (6) months of the same securities or equivalent securities (other than Exempt Securities) of which he/she has Beneficial Ownership. Any such short-term trade must be unwound, or if that is not practical, the profits must be contributed to a charitable organization or otherwise be disposed of pursuant to the applicable laws and regulations as well as the Policies and Procedures.

H.	Trading Restriction in Open-End Mutual Funds

Excessive trading in any open-end mutual funds advised or sub-advised by SPARX or an affiliated SPARX Group company, is strictly prohibited.

I.	Trading SPARX Group Co., Ltd. Stock

Employees of SPARX may not trade shares of SPARX Group Co., Ltd. for a 6-month period commencing from the date of the previous transaction, and shall submit a pre-clearance form to Legal & Compliance in advance and transactions shall be made only through the approved brokers.

This 6-month holding period does not apply to employees wishing to exercise SPARX stock options who then wish to sell out of the position as soon as practically possible. Additionally, employees may not trade SPARX shares the last week of each quarter end and ending one Tokyo business day after the announcement of financial results.

J.	Reporting and Certification under Rule 204A-1 and Rule 17j-1

i. “Reportable Securities”

Each employee who is involved in activities related to SPARX’s U.S. clients is subject to the requirements of Rule 204A-1 and must submit certain reports regarding his/her personal trading, as required by Rule 204A-1. These reporting requirements are described in this Section J. As a matter of SPARX policy, all employees (whether or not involved in activities related to SPARX’s U.S. clients) are required to submit the reports described in this Section. The Rule 17j-1 reporting requirements are substantially the same as the Rule 204A-1 requirements.

An employee must report holdings and transactions in securities that are “Reportable Securities,” which generally includes all securities other than U.S. Treasury securities, certificates of deposit, commercial paper and other similar money market instruments and shares of open-end mutual fund companies that are not advised by SPARX (“Non-Reportable Securities”). An employee also must report any account at a broker, dealer or bank holding any securities (including Non-Reportable Securities) for which the employee has Beneficial Ownership.

ii. Initial Reporting and Certification for New Employees

Within 10 days following the commencement of employment at SPARX, all employees are required to complete and submit the Initial Acknowledgement and Certification and the Initial Listing of Personal Securities Holdings and Brokerage Accounts forms to Legal & Compliance.

iii. Quarterly Transactional Reporting for Non-Designated Broker Account(s)

Any employee must complete and submit a Quarterly Transaction Report for all trades in Reportable Securities, including those previously pre-cleared by Legal & Compliance. Any transaction that does not occur through a broker, for example because the transaction involves the purchase of a private investment fund, also must be reported on a Quarterly Transaction Report. All Quarterly Transaction Reports must be received by Legal & Compliance no later than 30 days after the end of each calendar quarter.

iv. Annual Reporting and Certification

All “active” employees are required to complete and submit the Annual Listing of Securities Holdings and the Certification of Compliance of Code of Ethics and the Employee Disclosure Questionnaire to Legal & Compliance in the month following the end of the calendar year. Such annual listing may be replaced by a duplicate copy of those reports on the trading records and /or the statement of the account balances regularly provided by the broker with which each of the employees holds his/her account. The Annual Listing of Securities Holdings must include disclosure of all accounts at a broker, dealer or bank that hold any securities (including Non-Reportable Securities), unless the employee has provided that information in some other way.

K.	Remedial Actions

SPARX reserves the right to cancel any trade (without prior notice and at the employee’s expense) or to instruct you to cancel a trade at your expense. SPARX may suspend or revoke your trading privileges at any time. Employee trading violations can result in penalties ranging from cancellation of an offending trade to termination of your employment. Any loss from an unauthorized or inappropriate trade will be charged to the employee and any profits may be forfeited to a charity of the employee’s choice or otherwise be disposed of pursuant to the applicable laws and regulations as well as the Policies and Procedures.

Violations may also lead to civil or criminal proceedings and penalties. Failure to pre-clear trades, comply with any of the reporting requirements, or the filing of false or misleading information may result in sanctions including fines. All fines collected will be donated to an approved charity or otherwise be disposed of pursuant to the applicable laws and regulations as well as the Policies and Procedures. Any remedial action taken is at the discretion of Legal & Compliance.

L.	Blackout Periods

The personal trading and investment activities of all employees are subject to scrutiny because of the fiduciary nature of the firm’s business. To avoid even the appearance of impropriety, employees may be restricted from conducting personal investment transactions of designated securities during trade blackout periods and may be instructed to reverse (unwind a position) a previously personal investment transaction. Employees will receive further communications regarding the previously placed implementation of trading blackout periods.

M.	Duty of Confidentiality

Unless legally required, SPARX will not distribute or disclose personal securities information or any personal information reported to SPARX by officers and employees.

III.	ADDITIONAL PERSONAL COMPLIANCE ISSUES

A.	Insider Trading

SPARX employees are prohibited from trading, either personally or on behalf of others (including clients), on the basis of material non-public information or communicating material non-public information to others in violation of pertinent regulations and laws. SPARX’s policies on insider trading and preventing the misuse of material non-public information are set forth in the Policies and Procedures (including the Compliance Manual and the SPARX Asset Management Co., Ltd. U.S. Compliance Manual Supplement (the “U.S. Supplement”)).

B.	Gift and Entertainment Policy

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest problem. SPARX employees are generally restricted from receiving gifts from clients or prospective clients, or from accepting gifts in consideration for comments made in a public forum or to the media. Prior to giving or accepting any gift, SPARX employees must obtain pre-approval of Legal & Compliance. All gifts given and received by the Firm or personnel must be logged. In no case will gifts above $250 in the aggregate on a per giver or recipient per year be permitted.

SPARX employees may from time to time receive unsolicited gifts from clients, vendors, and/or brokers. Please note that accepting such gifts without first obtaining approval of Legal & Compliance, is a violation of the Policies and Procedures. Further, employees are required to report such gifts to Legal & Compliance. Legal & Compliance will retain such reports in a Gift and Entertainment file to document that such gifts in no way gave rise to a conflict or perceived conflict of interest. A gift that gives rise to an actual or perceived conflict of interest should be reported to Legal & Compliance, which will determine how best to handle the situation.

No SPARX employee may give or accept cash gifts or cash equivalents to or from clients, investors, vendors or any other entity that does business with or on behalf of the Firm. Further, SPARX employees are strictly prohibited from giving anything of value as a gift to any foreign or domestic governmental official without prior written authorization of the Chief Compliance Officer.

Additionally, providing public servants with gifts of entertainment is also strictly prohibited. This also applies to providing gifts to those considered to be working in a public service by law (including executives at pension fund investment trusts).

“Entertainment” can generally be described as dinner, sporting events and/or trips provided by clients, vendors or brokers. SPARX employees are generally restricted from accepting “entertainment”, but SPARX recognizes, in limited circumstances, it is necessary to carry on the business of SPARX. Please note that accepting such “entertainment” is not a violation of the Code of Ethics, but employees are required to report instances to Legal & Compliance after approval is granted from a head of department or division. Further, prior to providing or accepting Entertainment from any ERISA fiduciary, SPARX employees must obtain pre-approval from Legal & Compliance.

C.	Confidential Client Information

SPARX’s policies regarding Confidential Client Information are set forth in the Policies and Procedures (including the Compliance Manual and the U.S. Supplement). Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

D.	Outside Employment / Board of Director Service

SPARX’s policies on outside employment and board of director service are set forth in the Policies and Procedures (including the Compliance Manual and the U.S. Supplement).

E.	Use and Disclosure of Information Concerning our Assets Under Management

SPARX Group generally discloses information concerning its aggregate assets under management (the “Aggregate AUM”) on a monthly basis or otherwise, and may continue to do so. A substantial change of Aggregate AUM after the announcement of the most recent official Aggregate AUM (the “Official AUM”) does not in and of itself necessarily trigger a timely disclosure under the TSE rules. Further, this disclosure does not constitute “inside information” under the Financial Instruments and Exchange Law of Japan since, among others, given the material differences of base fees for each account or fund, our performance fee structure and our principal investment businesses and other businesses, the change of AUM does not automatically result in proportionate “increase or reduction of profits or revenue” in excess of the thresholds as set forth by the laws and regulations or “termination of business with major customers” in excess of the threshold as set forth by the laws and regulations. However, SPARX recognizes the importance of AUM information and has adopted this policy to strengthen its internal control and adhere to higher standards.

Aggregate AUM information other than the Official AUM information shall not be provided to external parties (including, without limitation, clients and media), unless approved by the Legal & Compliance Office of SPARX Group Co., Ltd.

Any unpublished Aggregate AUM information shall be shared internally at SPARX Group and its subsidiaries only with those who have a need to access such information.

IV.	REPORTING VIOLATIONS AND SANCTIONS

All employees shall promptly report to Legal & Compliance all apparent violations of this Code and any other aspects of Policies and Procedures. Legal & Compliance shall promptly report to the board of directors all apparent material violations of the Policies and Procedures.

The board of directors shall consider reports made to it hereunder and shall determine whether or not any of the Policies and Procedures has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with SPARX.

V.	WHISTLEBLOWER PROTECTION

SPARX prohibits any and all retaliation against any individual who reports a violation of this Code of Ethics or any other securities rule or regulation. SPARX maintains a formal whistleblower policy separate from this Code of Ethics.

SEC Whistleblower Program

The Dodd-Frank Wall Street Reform and Consumer Protection Act provided the SEC with the authority to pay financial rewards to whistleblowers who provide new and timely information about any securities law violation. To be considered for an award, the SEC’s rules require that a whistleblower must voluntarily provide the SEC with original information that leads to the successful enforcement by the SEC of a federal court or administrative action in which the SEC obtains monetary sanctions totaling more than $1 million. The final rules do not require that employee whistleblowers report violations internally in order to qualify for an award.

Under the rules, a whistleblower who provides information to the SEC is protected from employment retaliation if the whistleblower possesses a reasonable belief that the information he or she is providing relates to a possible securities law violation that has occurred, is ongoing, or is about to occur. In addition, the rules make it unlawful for anyone to interfere with a whistleblower’s efforts to communicate with the SEC, including threatening to enforce a confidentiality agreement.

SPARX’s employees can report a concern directly to the SEC and SPARX will not interfere with a whistleblower’s efforts to communicate with the SEC.

VI.	RECORD RETENTION

As required by Rule 204-2 under the Advisers Act and Rule 17j-1 under the Investment Company Act, Legal & Compliance shall maintain and cause to be maintained in a readily accessible place the following records (electronically or in hard copy):

●	A copy of this Code of Ethics which is or has been in effect during the past five years;

●	A record of any violation of the Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

●	A record of any decision, and the reasons supporting the decision, to approve an employee’s acquisition of securities, for at least five years after the end of the fiscal year in which the approval is granted;

●	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an employee of SPARX, which shall be retained for five years after the individual ceases to be an employee;

●	A copy of each personal trading report made pursuant to the Code, including any brokerage confirmations and account statements made in lieu of these reports;

●	A list of all persons who are, or within the preceding five years have been, subject to the personal trading reporting requirements of the Code or are or were responsible for reviewing personal trading transaction and holdings reports submitted by such persons.;

●	A copy of each annual (or, if pertinent, other periodic) written report made to the board of directors of any U.S. Registered Fund advised or sub-advised by SPARX.